Exhibit 10.7

DOW JONES & COMPANY, INC. SEPARATION PLAN FOR SENIOR MANAGEMENT

1. Purpose of the Plan and Eligibility:

(a) This Separation Plan for Senior Management provides benefits to eligible executives in the event that their employment with the Company (as defined below) is to be terminated under a variety of circumstances. The purpose of the Plan is to assure eligible executives that they will be dealt with fairly in such circumstances in order to encourage such executives to remain in the employ of the Company and to devote their full attention and energies to its best interests. For purposes of the Plan, the “Company” means Dow Jones & Company, Inc. (“Dow Jones”) and any of the direct or indirect subsidiaries of Dow Jones in which Dow Jones holds, directly or indirectly, a greater than 50% interest.

(b) Effective as of June 4, 2007 (the “Amendment Date”), all employees of the Company in salary grades 1 through 12 (an “eligible executive”) shall be entitled to participate in the Plan as in effect on and after the Amendment Date; provided, however, that any person who is in salary grades 8 through 12 shall only be entitled to participate in the Plan with respect to terminations of employment arising from events occurring upon or following a Change in Control and prior to the second anniversary of a Change in Control (as hereinafter defined); and provided, further, that, notwithstanding the last sentence of this paragraph (b), any person who was an employee of the Company in salary grades 8 or 9 on September 14, 2004, and who has remained in the continuous employ of the Company from such date through the Amendment Date (a “grandfathered employee”) shall be entitled to the benefits provided hereunder to persons in salary grade 7 and shall be treated for all purposes of the Plan (including without limitation under Section 4 hereof) as an employee in salary grade 7. The terms of the Plan as in effect on and after the Amendment Date shall apply only to those persons who are active employees of the Company at any time on or after the Amendment Date and not to any other persons, it being understood that a person for whom a notice of intent is delivered prior to the Amendment Date, or who is otherwise in pay status under any other separation pay plan of the Company prior to the Amendment Date, shall not be considered, solely by reason of such circumstances, to be actively employed for purposes of the Plan on or after the Amendment Date. Notwithstanding anything in this paragraph 1(b) to the contrary, the terms of the Plan shall be subject to amendment, and the Plan shall be subject to termination, in accordance with Section 14 hereof. The eligibility of an eligible executive to benefits under the Plan, and the amount and type of benefits to be paid, shall be based on such eligible executive’s salary grade immediately prior to the delivery of a notice of intent, as provided in Section 2 below, except that in the case of Constructive Termination pursuant to Section 4(iv), eligibility, amount and type of benefits shall be based on such eligible executive’s salary grade immediately prior to the reduction giving rise to Constructive Termination.

2. Notice of Intent to Terminate: If the Company intends to terminate the employment of any eligible executive for any reason other than for cause (as hereinafter defined), or if an eligible executive intends to terminate his or her employment with the Company because of constructive termination (as hereinafter defined), then the Company or such eligible executive, as the case may be, shall deliver to the other a written notice to that effect (a “notice of intent”).

3. Definition of “Cause”: An eligible executive shall be deemed to be terminated for “cause” if he or she is to be terminated because he or she (i) has been convicted of, or has pleaded guilty to, a felony, (ii) is abusing alcohol or narcotics, (iii) has committed an act of fraud, material dishonesty or gross misconduct in connection with the Company’s business (including, without limitation, an act that constitutes a material violation of the Company’s Code of Conduct), or (iv) has willfully and repeatedly refused to perform his or her duties after reasonable demand for such performance has been made by the Company.

4. Definition of “Constructive Termination”: An eligible executive may deliver a notice of intent to terminate because of “constructive termination” if, without his or her prior consent, (i) such executive’s position or duties are substantially reduced, (ii) such executive’s base salary, target bonus opportunity or incentive compensation opportunity is materially reduced, (iii) other employee benefits afforded to such executive are materially reduced, (iv) such executive’s salary grade is reduced below grade 12 in the case of executives in salary grades 8 through 12, below grade 7 in the case of executives in salary grades 5 through 7 and below grade 4 in the case of executives in salary grades 1 through 4, or (v) this Plan is terminated or amended in any material respect.

Notwithstanding the foregoing, no reduction in base salary, target bonus opportunity or incentive compensation opportunity, or other employee benefits, shall be deemed to constitute constructive termination if such reduction is made in conjunction with similar reductions generally applicable to all eligible executives. In addition, a reduction in salary grade level shall not be deemed to constitute constructive termination pursuant to clause (iv) above if, concurrently with such reduction, the Company agrees that such reduction will be disregarded for purposes of this Plan (it being understood that no such reduction may be made for a grandfathered employee). A notice of intent to terminate because of constructive termination must be given by the executive in question within six (6) months after the occurrence of the event giving rise to the right to give such notice of intent.

5. Exclusive Separation Plan for Eligible Executives; Change in Control: Eligible executives whose service with the Company is to be terminated as described in Section 2 and who execute and deliver the non-competition agreement, waivers and releases described in Section 6 shall be entitled to the greater of (but not to both of) (x) the benefits provided under the Plan or (y) the benefits provided under any other similar severance or separation plan or arrangement of the Company, determined based on the present value of the benefits provided under each of the Plan and such other similar severance or separation plan or arrangement as of the last day of the month in which notice of termination is delivered. Notwithstanding anything in this paragraph to the contrary, the provisions herein are intended to supplement, and not supersede or substitute for, the provisions (i) in any plan or award agreement relating to equity-based compensation awards (including, without limitation, stock options, contingent stock rights and restricted stock) and (ii) of the Company’s Change in Control Excise Tax Policy, such that eligible executives shall be entitled to the benefits provided under this Plan and in such other plans, agreements or policy, and in the case of duplication to the more favorable of such duplicative provisions.

This Plan is not intended to apply in the case of terminations of employment by eligible executives because of death, disability or voluntary retirement or resignation, except as provided in the case of death or disability of an executive during the period he or she is receiving payments pursuant to Section 8, and except as provided in the case of “constructive termination.” For purposes of the Plan, a “Change in Control” shall mean:

(a) Any acquisition or series of acquisitions during any twelve (12) month period after which any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than any Bancroft Person (as defined below)) is the “Beneficial Owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the outstanding voting securities of Dow Jones; provided, however, that:

(i)	the acquisition of Beneficial Ownership by a Person by reason of such Person’s having entered into a voting, tender or option agreement with Bancroft Persons approved by the Board of Directors of Dow Jones for purposes of Section 203 of the Delaware General Corporation Law in connection with Dow Jones’s entering into a definitive agreement for a Merger (as defined below) shall not by reason of this clause (a) constitute a Change in Control, provided, further that whether the consummation of any such Merger, the applicable tender offer or the exercise of such option would constitute a Change in Control shall be determined without regard for the exception in this sub-clause(i), and

(ii)	a Change in Control that would otherwise occur pursuant to this clause (a) shall be deemed to not have occurred pursuant to this clause (a) so long as Bancroft Persons have Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities of Dow Jones; or

(b) The consummation of a merger, consolidation or reorganization with, into or of Dow Jones (each, “Merger”), unless immediately following the Merger, Bancroft Persons have Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities of (x) the corporation or other entity resulting from such Merger (the “Surviving Entity”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another corporation (a “Parent Entity”), or (y) if there is one or more Parent Entities, the ultimate Parent Entity.

A “Bancroft Person” means any Person who is, or is controlled by, Bancroft Family Members, trustees of Bancroft Trusts (solely in their capacity as trustees), Bancroft Charitable Organizations or Bancroft Entities, each as defined in the By-laws of the Company as in effect as of the date hereof.

6. Non-Competition Agreement; Waivers and Releases: As promptly as possible, the executive in question and the Company shall execute and deliver (a) an agreement pursuant to which such executive agrees not to compete with the Company for the period during, or with respect to which, such executive has received or is entitled to receive payments pursuant to Section 8, and

(b) customary mutual waivers and releases. Such agreement, waivers and releases shall be in such form as the Company may reasonably specify; may require the executive to take such steps as the Company may reasonably require to insure an orderly transition of the executive’s duties (including the execution and delivery by the executive of written resignations from such offices, directorships and other positions as the Company may require); and shall provide that the Company may cease payments under Section 8 in the event of any material breach by the executive of the confidentiality or non-competition covenants contained in such agreement.

7. Payment of Salary and Bonus/Sales Incentive for the Period prior to delivery of a Notice of Intent: The Company shall pay the affected executive’s base salary in accordance with the Company’s normal payroll practices through the end of the month during which a notice of intent is delivered hereunder. In addition, the Company shall pay the executive promptly after the end of the year in which such notice of intent is delivered:

(a) a pro rata portion of the annual bonus that the executive would have received had he or she continued to perform duties for the entire year, pro rated through the end of the month in which a notice of intent is delivered hereunder. In the event of a notice of intent for a termination of employment arising from events occurring upon or following a Change in Control and prior to the second anniversary of a Change in Control, then the immediately preceding sentence shall not apply and, in lieu thereof, in addition to the base salary provided for in the first sentence of this Section 7, the Company shall pay the executive promptly after the end of the year in which such notice of intent is delivered an amount determined as follows:

(x) if the notice of intent is delivered in 2007, a pro rata portion of the annual bonus that the executive would have received had he or she continued to perform duties for the entire year, determined as described in the Company’s 2007 Annual Incentive Plan Highlights Including Supplemental Provisions Adopted on June 4, 2007; and

(y) if notice of intent is delivered in any year after 2007, a pro rata portion of the target annual bonus that the executive would have received had he or she continued to perform duties for the entire year, pro rated through the end of the month in which a notice of intent is delivered hereunder.

(b) (i) if the eligible executive’s employment is terminated in 2007, a pro rata portion of the annual sales incentive compensation that the executive would have received had he or she continued to perform duties for the entire year, determined based on actual sales performance for the year as described in the applicable sales incentive compensation plan of the Company and pro rated through the end of the month in which a notice of intent is delivered hereunder (it being understood that such actual performance shall be determined, with respect to the portion of the year following termination of such eligible executive’s employment, on a basis that preserves the economic value of the arrangement to such eligible executive) or (ii) if the eligible executive’s employment is terminated in a year after 2007, a pro rata portion of the eligible executive’s target annual sales incentive compensation for the year in which such termination occurs, pro rated through the end of the month in which a notice of intent is delivered hereunder.

8. Payment of Salary and Target Bonus during the Period following delivery of a Notice of

Intent: Provided that the affected executive has executed and delivered the non-competition agreement, waivers and releases described in Section 6, the Company shall:

(x) if the notice of intent is delivered prior to the occurrence of a Change in Control or if it relates to events occurring more than two years following the occurrence of a Change in Control, (A) continue to pay the executive his or her regular salary in accordance with the Company’s normal payroll practices commencing with the regular salary payment next following the month in which a notice of intent is delivered and continuing (i) through the 24th month following such month if the executive is in salary grade 1, 2, 3 or 4, or (ii) through the 18th month following such month if the executive is in salary grade 5, 6 or 7; and (B) pay the executive monthly during such 18 or 24 month period, as the case may be, an amount equal to one-twelfth of the amount of his or her annual “target” bonus and/or, as applicable, annual “target” sales incentive compensation that was in effect for the year in which the notice of intent was delivered (it being understood and agreed that if an executive becomes disabled or dies during the period he or she is receiving payments hereunder, such payments will continue to be made thereafter for the balance of the 18 or 24 month period, as the case may be, to such executive (in the case of disability) or such executive’s estate or designated beneficiary (in the case of death)); and

(y) if the notice of intent is delivered upon or after the occurrence of a Change in Control and relates to events occurring not more than two years following a Change in Control, (A) for eligible executives described in clause (x) above, pay the executive, in a lump sum in cash not later than 30 days after the delivery of such notice of intent, an amount equal to the sum of all of the amounts to which the eligible executive would be entitled under the preceding clause (x) and (B) for eligible executives in salary grades 8, 9, 10, 11 or 12, pay the executive, in a lump sum in cash not later than 30 days after the delivery of such notice of intent, an amount equal to the sum of all of the amounts to which the eligible executive would have been entitled under the preceding clause (x) had such clause (x) covered the executive, substituting 12 months for 18 or 24 months.

9. Continuation of Certain Employee Benefits: During the period in which, or with respect to which, an executive is entitled to receive or has received payments of salary and target bonus pursuant to Section 8, such executive shall continue as an employee of the Company for purposes of, and shall continue to participate in, the following employee benefit plans and programs (including any successors to such plans and programs): the profit-sharing retirement and supplementary benefit plans; the health and dental care plans; and the executive death and group life, disability and accident insurance plans, provided that coverage under any health, dental or other insurance plan will cease if the executive becomes covered by another such plan. Coverage for the executive in question under the health and dental care plans and the executive death and group life and disability insurance plans will be maintained at the levels and on the same terms and conditions in effect for such executive immediately prior to the delivery of the notice of intent. The Company’s contributions on behalf of the executive to 401(k) savings, money purchase, deferred compensation and supplementary benefit plans, and any successors thereto, will be based on the amounts paid to such executive during, or with respect to, the periods specified pursuant to Sections 7 and 8; provided, that, in the circumstances described in Section 8(y) hereof, in lieu of the continuation of 401(k) savings, money purchase, deferred compensation and supplementary benefit plan benefits provided in this Section 9, the Company shall credit the eligible executive, as of and as soon as practical after the delivery of the notice of intent, with a lump sum amount of deferred compensation benefits equal to the sum or the amount of benefits that would have been provided pursuant to this Section 9 but for this proviso.

10. Stock Options; Contingent Stock Rights:

(a) Stock Options. Except as otherwise provided in the case of executives who qualify for retirement as provided in Section 12:

(i) vested stock options held by an executive who is the subject of a notice of intent hereunder shall remain exercisable in accordance with their terms until the earlier of (x) the expiration of the option and (y) the last day (the “termination date”) of the month during which the final payment of salary and target bonus under Section 8(x) is due and payable, or of the last day of the last month with respect to which such payments were required to be made under Section 8(y);

(ii) unvested stock options held by such an executive shall continue to vest, and once vested shall be exercisable, in accordance with their terms until the termination date; and

(iii) all vested and unvested stock options held by such an executive will terminate on the termination date.

(a) Contingent Stock Rights. An executive who is the subject of a notice of intent hereunder shall receive a pro rated final award with respect to each of his or her outstanding grants of contingent stock rights under the Long Term Incentive Plan (or any predecessor or successor thereto) equal to (i) the maximum number of shares of common stock covered by such grant, multiplied by (ii) a fraction the numerator of which is the aggregate number of shares granted as final awards to all participants under the Long Term Incentive Plan (excluding the executive in question) with respect to the performance period covered by such grant, and the denominator of which is the aggregate of the maximum number of shares covered by all grants held by all such participants (excluding such executive) with respect to such performance period, multiplied further by (iii) a fraction the numerator of which is the number of months from the commencement of the performance period in question through and including the termination date as defined in Section 10(a), and the denominator of which is the total number of months in such performance period. Such final award shall be paid to the executive in accordance with the Long Term Incentive Plan after the end of the performance period in question at the same time as final awards are delivered to the other participants in the Long Term Incentive Plan.

(b) No further awards. An executive who is the subject of a notice of intent hereunder shall not be eligible thereafter to receive new stock option grants or new contingent stock rights awards under the Long Term Incentive Plan or otherwise.

11. Financial Counseling and Outplacement Services: An executive who is the subject of a notice of intent hereunder shall be entitled to receive financial counseling services or “after he or she becomes entitled to a lump sum payment pursuant to Section 8; the cost of such services shall be paid by the Company up to such reasonable amount as the Company may specify. In addition, such an executive shall be entitled to receive outplacement services at a level commensurate with the executive’s position; the cost of such services shall be paid by the Company up to an amount equal to 20% of such executive’s annual base salary in effect on the date the notice intent is delivered.

12. Termination of Employment; Retiree Status: An executive who is the subject of a notice of intent hereunder shall cease to be an employee of the Company on the termination date as defined in Section 10(a). If such executive is 55 years of age or older on such date, and if he or she has accumulated 10 or more years of service with Dow Jones as of such date (including in computing such years of service the 12, 18 or 24 months, as the case may be, that the executive received payments or with respect to which the executive was entitled to payment under Section 8), then such executive’s employment shall be deemed to have been terminated on the termination date because of retirement, and such executive shall thereupon be deemed to be a retiree for purposes of the Company’s profit sharing and other retirement plans; health, life, executive death and disability insurance plans; stock option, deferred compensation and supplementary benefit plans; any predecessors or successors to such plans; and all other plans and programs then or thereafter in effect for the Company’s retirees and for which such executive qualifies.

Without limiting the generality of the foregoing:

(a) Such executive shall participate as a retiree in the retiree health plan, and the 12, 18 or 24 months, as the case may be, that the executive received payments or with respect to which the executive was entitled to payment under Section 8 shall be credited to such executive’s years of service for purposes of determining his or her benefit levels under such plan.

(b) All vested stock options held by such executive shall continue to be exercisable in accordance with their terms until the expiration dates set forth in the respective stock option agreements. In addition, all unvested stock options held by such executive shall continue to vest and, once vested, shall similarly be exercisable in accordance with their terms until the expiration dates set forth in the respective stock option agreements.

13. Claims Procedure: Benefits will be provided as specified in this Plan to each eligible executive who is the subject of a notice of intent hereunder. If such an executive believes that he or she has not been provided with benefits as and when due under this Plan, then such executive may pursue his or her remedies under the claims and appeals procedures set forth in the summary plan description applicable to the Company’s health and life insurance plans (which claims and appeals procedures are hereby incorporated herein by reference); provided, however, that requests for reconsideration under this Plan must be filed with the Company’s Vice President/Employee Relations or General Counsel, or such other officer as the Company’s Board of Directors may designate, as the executive may elect, within sixty (60) days after the date that he or she should have received such benefits.

14. Termination and Amendments; Miscellaneous:

(a) This Plan may be terminated or amended by the Board of Directors of the Company at any time or from time to time, provided that no such termination or amendment shall terminate, amend or otherwise affect the obligations of the Company hereunder to any executive as to whom a notice of intent has theretofore been delivered, or to any executive who elects to deliver a notice of intent (as provided in Section 4) because of such termination or amendment of this Plan; it being the intent of the Company that this Plan will remain in full force and effect with respect to, and for the benefit of, such executives notwithstanding its termination or amendment.

(b) Except as otherwise provided herein, the provisions of this Plan, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish an executive’s existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, employment agreement or other contract, plan or arrangement.

(c) The Company may withhold from any amounts payable under this Plan (i) such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation and (ii) such amounts, if any, as such executive owes the Company.

(d) The failure to insist upon strict compliance with any provision hereof, or the failure to assert any right hereunder, shall not be deemed to be a waiver of such provision or right or of any other provision or right under this Plan.

(e) All payments to be made hereunder shall be paid from the Company’s general funds and no special or separate fund shall be established and no segregation of assets shall be made to assure the payment of such amounts. Nothing contained in this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any eligible executive or any other person with respect to amounts to be paid hereunder.

(f) If the Company determines that it is impossible or impractical to provide benefits hereunder pursuant to plans or programs maintained for its employees or executives generally, the Company shall provide substantially equivalent benefits to affected executives through other means. For example, if for any reason the Company determines that it is impossible or impractical to make contributions on behalf of eligible executives to any tax qualified contributory retirement plan, the Company will credit the amount it would otherwise have contributed to such plan to a deferred compensation or similar account for the benefit of such executive. Similarly, if for any reason the Company determines that it is impossible or impractical to provide life, health or other insurance coverage to an executive under existing employee, executive or other group plans, the Company will purchase or otherwise provide such coverage separately for any affected executive. If any such arrangement results in the recognition of taxable income by an executive, the Company will reimburse such executive for all taxes paid on such income and for all taxes paid on all reimbursements of taxes hereunder.

15. Section 409A Compliance:

(a) In the event that the Plan or any benefit paid or due to any eligible executive hereunder is deemed by the Committee to be subject to Section 409A of the Code and not to comply with the requirements of such Section, the Committee shall, notwithstanding anything herein to the contrary but subject to Section 14(b), have the authority to take such actions as it determines to comply with Section 409A of the Code. In any such event, the Committee shall use reasonable efforts not to reduce the economic value of any benefits due to the eligible executive hereunder but shall not be obligated to cause the Company to incur any cost in furtherance of that objective. No action, or failure to act, pursuant to this paragraph 14(a) shall subject the Committee or the Company to any claim, liability or expense, and neither the Committee nor the Company shall have any obligation to indemnify or otherwise protect any eligible executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

(b) Notwithstanding any provision to the contrary in Section 14(a), in the event that the Plan is not amended to comply with Section 409A of the Code prior to a Change in Control, then the Plan shall thereafter be amended in a manner that preserves the economic value of the compensation payable hereunder to eligible executives (including, without limitation, the payment of interest at a rate equal to 120% of the “applicable federal rate” determined under Section 1274(d) of the Code as in effect on the date on which any benefit would have been paid to a Participant but for this Section 14 with respect to a debt instrument with a term equal to the period during which payment of such benefit is delayed pursuant to this Section 14) and that preserves, to the greatest extent possible, the form and time at which such compensation is paid. Following a Change in Control and pending such amendment, this Plan shall be operated in accordance with the standard described in the preceding sentence.